SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                                                         the Commission Only (as
                                                         (permitted by Rule
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                             Kerr-McGee Corporation
                (Name of Registrant as Specified in Its Charter)

                                       N/A
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)

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


[KERR-MCGEE LOGO]            KERR-McGEE CORPORATION
                                Kerr-McGee Center
                                 P. O. Box 25861
                          Oklahoma City, Oklahoma 73125


                            NOTICE OF ANNUAL MEETING

Time                          9:00 a.m. on Tuesday, May 9, 2000

Place                         Robert S. Kerr Auditorium, Kerr-McGee Center,
                              123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma

Items of Business             1.   Election  of  3  Directors  each  with a term
                                   expiring in 2003
                              2.   Ratification  of  the  appointment of  Arthur
                                   Andersen LLP as the Company's independent public accountant
                              3.   Approval of the 2000 Long Term Incentive Plan
                              4.   Transact such other  business as may properly
                                   come before the meeting

Record Date                   March 10, 2000

Annual Report                 The 1999  Annual  Report,  which  is not a part of
                              the proxy solicitation material, has   been mailed
                              along  with this  Notice  and  accompanying  Proxy
                              Statement.

Proxy Voting                  It  is  important  that your shares be represented
                              and voted at the Annual Meeting. Stockholders of record may appoint proxies and vote their shares in one of three ways:

                                - Via Internet pursuant to the instructions on the Proxy Card;
                                - Calling the toll-free number on the enclosed Proxy Card; or
                                -   Signing, dating and mailing the enclosed
                                    Proxy Card in the envelope provided.

                               Stockholders whose shares are held by a bank, broker or other financial intermediary may appoint proxies and vote as provided by the intermediary.

                               Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting.

                               By Order of the Board of Directors

March 27, 2000                 Gregory F. Pilcher
                               Secretary





                             KERR-MCGEE CORPORATION
                               KERR-MCGEE CENTER
                                 P.O. BOX 25861
                         OKLAHOMA CITY, OKLAHOMA 73125

                            PROXY STATEMENT FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS




                                                                  March 27, 2000

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Kerr-McGee Corporation (the "Company"). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on March 27, 2000.

     Stockholders of record may appoint proxies and vote their shares in one of three ways:

1.   Via Internet pursuant to the instructions on the Proxy Card;
2.   Calling the toll-free number on the enclosed Proxy Card; or
3. Signing, dating and mailing the enclosed Proxy Card in the envelope provided.

     Proxies will be voted as directed, unless revoked before the Annual Meeting on May 9, 2000, by the stockholder. Any Stockholder who attends the Annual Meeting and elects to vote in person may revoke the proxy previously submitted at the meeting. Otherwise, a Stockholder must advise the Corporate Secretary in writing of the revocation of the proxy. Unless directed otherwise, returned proxies will be voted for the election of the nominees for director listed below and on other matters as recommended by the Board of Directors.

     Under Section 216 of the Delaware General Corporation Law and the Kerr-McGee Corporation ByLaws (the "ByLaws"), a majority of the shares of the common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the annual meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Abstentions will have the effect of votes against a proposal, and broker nonvotes have no effect on the vote.

                               VOTING SECURITIES

     The Company's only class of voting securities is its common stock having a par value of $1.00 per share (the "Common Stock"), of which there were 94,135,511 shares outstanding as of the close of business on March 10, 2000, the record date for stockholders entitled to receive notice of and to vote at this meeting. Each share is entitled to one vote. The number of shares outstanding does not include shares held in treasury, which will not be voted.

                           AGENDA FOR ANNUAL MEETING

     Three items of business are scheduled for the 2000 Annual Meeting, as follows:

     1.  Election of  Directors
     2. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountant
     3.  Approval of the 2000 Long Term Incentive Plan

All three of these items are discussed below.

The Board of Directors recommends you vote "FOR" each of these items.

                                   Item No. 1
                                   ----------

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated Sylvia A. Earle, Martin C. Jischke and Leroy C. Richie for election as Directors for a term expiring at the 2003 Annual Meeting and in each case until their respective successors are elected and qualified. The nominees are currently Directors of the Corporation whose terms expire at the 2000 Annual Meeting.

     The Board of Directors has currently fixed the number of Directors at 12. The Company's Certificate of Incorporation and ByLaws provide that Directors shall be divided into three classes serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     None of the nominees are related to any executive officer of the Company, its subsidiaries, limited liability companies or affiliates. All nominees have consented to serve, and the Company has no reason to believe any nominee will be unavailable. Should any nominee become unavailable for any reason, the proxies will be voted for a substitute nominee to be named by the Board unless the number of Directors constituting a full board is reduced.

     At the Annual Meeting, the stockholders will vote on the election of the nominees to the Board of Directors. Biographical and other information about each of the nominees as well as the incumbent directors who are not standing for reelection is set forth in the proxy materials beginning on page 11 under "Director Information."

     The Board of Directors recommends a vote "FOR" the election to the Board of each of the nominees.

                                   Item No. 2
                                   ----------

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANT

     The Board of Directors has appointed Arthur Andersen LLP, an independent public accounting firm, as the Company's independent public accountant for 2000 in accordance with the recommendation of the Audit Committee. Arthur Andersen LLP served in the same capacity for the year ended December 31, 1999.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     At the annual meeting, the stockholders will vote on the ratification of the appointment of Arthur Anderson LLP as independent public accountant for 2000.

     The Board of Directors recommends a vote "FOR" ratification of the appointment of Arthur Andersen LLP.

     If the appointment of Arthur Andersen LLP is not ratified by the stockholders, if Arthur Andersen LLP ceases to act as the Company's independent accountant, or if the Board of Directors removes Arthur Andersen LLP as the Company's independent accountant, the Board will appoint another independent accounting firm. The engagement of a new independent accounting firm for periods following the 2001 Annual Meeting will be subject to ratification by the stockholders at that meeting.

                                   Item No. 3
                                   ----------

APPROVAL OF THE 2000 LONG TERM INCENTIVE PLAN

     The Board of Directors has approved and recommends that the stockholders vote for the approval of the Kerr-McGee Corporation 2000 Long Term Incentive Plan (the "2000 Plan") to replace the 1998 Long Term Incentive Plan (the "1998 Plan"). The 2000 Plan adds non-employee directors to those who were eligible for long term incentive compensation under the 1998 Plan. The Board believes the 2000 plan will enhance the Company's ability to attract and retain outstanding non-employee directors and employees. The 2000 Plan is designed to ensure that amounts paid under the Plan qualify as performance-based compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable regulations.

     The Board's recommendation of the 2000 Plan follows a review and evaluation of the Company's existing compensation plans and a comparison of those plans with the programs offered by comparable companies. While the 2000 Plan represents, in part, a continuation of the Company's stock option program, which has been in effect since 1950, it also provides flexibility in the form and payment of awards to meet changing business needs.

     If the 2000 Plan is approved, the current 1998 Plan will be terminated, except as to outstanding options and restricted stock, which will remain subject to the terms of the 1998 Plan. There remain available for grant 1,270,868 shares of Common Stock under the 1998 Plan. The 2000 Plan would permit total awards up to 2,500,000 shares of Common Stock, representing an additional 1,229,132 shares above the number available under the 1998 Plan. The 2000 Plan establishes the following limits:

(a)  Restricted Stock to Employees                             450,000 shares

(b)  Stock Options and Restricted Stock to non-employee  directors,  but no more
     than 100,000 shares of Restricted Stock                   300,000 shares

     At the annual meeting the stockholders will vote on the approval of the 2000 Plan.

     The Board of Directors recommends a vote "FOR" the approval of the Kerr-McGee Corporation 2000 Long Term Incentive Plan.

                                 Summary of Plan

Term

     The 2000 Plan will be effective as of May 1, 2000, if the Plan is approved by the stockholders. The 2000 Plan will terminate on April 30, 2010, unless terminated earlier by the Board of Directors. Termination of the 2000 Plan will not affect grants made prior to termination, but grants may not be made after termination.

Administration

     The 2000 Plan will be administered by a committee, currently the Executive Compensation Committee of the Board of Directors, of two or more non-employee directors appointed by the Board of Directors to administer the Plan (the "Committee"). Subject to the terms of the 2000 Plan, and to such approvals and other authority as the Board of Directors may reserve to itself from time to time, the Committee, consistent with the terms of the 2000 Plan, will have authority (i) to determine the employees eligible to participate in the 2000 Plan, (ii) to determine the form and terms of grants and awards, and the conditions and restrictions, if any, subject to which grants and awards will be made and become payable under the 2000 Plan, (iii) to adopt rules and regulations with respect to the administration of the 2000 Plan and (iv) to amend or rescind such rules and regulations and make such other determinations authorized under the 2000 Plan as the Committee deems necessary or appropriate.

Eligibility

     Employees who participate in the 2000 Plan will be selected by the Committee from among those employees of the Company, its subsidiaries and limited liability companies who, in the judgment of the Committee, may have a significant effect on the profitability and growth of the Company. Currently, the Company estimates approximately 250 employees will be eligible to participate in the 2000 Plan. Employees who are selected to receive one of the forms of compensation provided for under the 2000 Plan will not automatically be selected to receive another form of compensation unless such selection is specified by the Committee or provided for by the terms of the 2000 Plan. All non-employee directors will be eligible to participate in the Plan.

Securities Subject To The 2000 Plan

     The number of shares of Common Stock which may be issued under the 2000 Plan may not exceed 2,500,000. No more than 450,000 of the 2,500,000 shares available under the 2000 Plan may be used for grants of restricted stock to eligible employees. In addition, no more than a total of 300,000 of the 2,500,000 shares under the 2000 Plan may be used for grants of restricted stock and stock options to non-employee directors, and no more than 100,000 of the 300,000 shares available to non-employee directors may be granted in the form of restricted stock. If any stock option granted pursuant to the 2000 Plan terminates, expires or lapses, or any restricted shares of Common Stock granted pursuant to the 2000 Plan are forfeited, any shares of Common Stock subject to such option or restricted stock or so forfeited shall again be made available for grant unless, in the case of stock options granted under the 2000 Plan, related SARs have been exercised. In the event of any increases or decreases in the number of issued and outstanding shares of Common Stock, pursuant to stock splits, mergers, reorganizations, recapitalizations, stock dividends or other event described under the terms of the 2000 Plan, the Committee shall make appropriate adjustments to the number of shares subject to grants or awards previously made to participants, in the exercise price per share of stock options previously granted to participants and in the number and kinds of shares which may be distributed under the 2000 Plan. Appropriate adjustments shall also be made by the Committee in the terms of SARs to reflect any change with respect to the number of issued and outstanding shares of Common Stock.

Stock Options

     The Plan authorizes grants of stock options to non-employee directors and eligible employees from time to time as determined by the Committee. Subject to the provisions of the 2000 Plan, the Committee may grant options under the 2000 Plan for such number of shares and having such terms as the Committee shall designate; however, the maximum number of options that may be granted to any one optionee is 150,000 per calendar year. Under the terms of the 2000 Plan, the Committee shall specify whether or not any option is intended to be an incentive stock option ("Incentive Stock Option") as described in Section 422 of the Code or a nonstatutory or nonqualified stock option ("Nonqualified Stock Option"). The aggregate value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all Company plans may not exceed $100,000. Each stock option shall have an exercise price that is not less than the fair-market value of the Common Stock on the date the option is granted. Nonqualified Stock Options may not be exercised more than ten years and one day from the date of grant, and Incentive Stock Options may not be exercised more than ten years from the date of grant. The Committee may establish dates on which installment portions of an option may be exercisable during the term of the option. The Committee may also accelerate the time at which an installment portion of an outstanding option may be exercisable.

     Payment for shares received upon exercise of a stock option may be made in cash, shares of Common Stock, shares of Common Stock subject to restrictions under the terms of the 2000 Plan, a combination of the foregoing, through a cashless exercise with a broker, or in such other manner as the Committee determines.

     In the event an optionee's employment is terminated by reason of disability or retirement, any outstanding option that was exercisable at the time of such optionee's disability or retirement shall be exercisable within the period, not to exceed four years, specified by the Committee. In the event of an optionee's death while in the employ of the Company or within three months after the termination of employment, any outstanding option that was exercisable at the time of the optionee's death shall be exercisable for one year thereafter by the legal representative of the deceased optionee's estate. Except in the event of an optionee's death within three months after the termination of employment, an optionee ceases to be an employee for any reason other than death, disability or retirement, any outstanding option may not be exercised more than three months after the date of such event. Under no circumstances will any option be exercisable after it has terminated or expired.

     Because the grant of awards under the 2000 Plan is at the discretion of the Committee, it is not possible to indicate what awards will be made to persons eligible for participation in the 2000 Plan.

     No options have been granted under the 2000 Plan.

Stock Appreciation Rights

     The Plan also authorizes the Committee to affix SARs to stock options either at the time the option is granted or at any date prior to the option's expiration. SARs provide an optionee the right to surrender all or a portion of an option and receive from the Company a payment, in shares of Common Stock, cash or a combination thereof, equal to the excess of the fair-market value of the shares of Common Stock for which the SAR is exercised over the aggregate option exercise price of such shares under the related option at the time of surrender. In addition, each outstanding SAR will be automatically exercised on the day prior to the expiration of the related option if the fair-market value of the Common Stock on such date exceeds the relevant option exercise price. SARs are exercisable only to the extent that the related options are exercisable. The exercise of any option will result in an immediate forfeiture of its related SAR, and the exercise of a SAR will cause an immediate forfeiture of its related option.

Restricted Stock

     The Committee will determine the nature and extent of the restrictions on such shares, the duration of such restrictions, and any circumstance under which restricted shares will be forfeited. Restricted shares will be deposited with the Company during the period of any restriction thereon and, except as otherwise provided by the Committee during any such period of restriction, recipients shall have all of the rights of a holder of Common Stock, including but not limited to voting rights and the right to receive dividends. The
Committee may establish rules concerning the impact of the termination of employment (by reason of retirement, disability, death or otherwise) or the applicability of any outstanding restrictions.

Long Term Performance Awards

     The 2000 Plan permits the Committee to grant performance awards to eligible employees under the 2000 Plan from time to time as determined by the Committee. Performance awards may include performance units (i.e., award units valued by reference to financial measures or property other than Common Stock) and performance shares (i.e., award amounts valued by reference to shares of Common Stock).

     Under the terms of the 2000 Plan, the Committee will establish the time period of not less than one year over which performance will be measured (the "Performance Period") and the criteria to be used by the Committee to evaluate the Company's performance with respect to each Performance Period. Such criteria may include financial or operating measures of the Company, such as return on equity, return on assets, return on average capital employed, earnings per share or other criteria as established by the Committee, or may be based on the Company's performance compared with one or more selected companies. Payment of earned performance awards may be made to participants in cash, Common Stock, restricted Common Stock, other property or a combination of the foregoing as determined by the Committee.

Amendment

     The Board may at any time terminate or amend the 2000 Plan in any respect, except that the Board may not, without further approval of the stockholders of the Company, amend the 2000 Plan so as to (i) increase the number of shares of Common Stock which may be issued under the 2000 Plan (except for adjustments in the number of shares permitted with respect to certain mergers, consolidations or recapitalizations as described under "Stock Options" above) or change terms of the 2000 Plan relating to the establishment of the exercise prices under options granted, (ii) extend the duration of the 2000 Plan beyond April 30, 2010, or (iii) increase the maximum dollar amount of Incentive Stock Options which an individual optionee may exercise during any calendar year beyond that permitted in the Code and applicable rules and regulations of the Treasury Department. No amendment or termination of the 2000 Plan shall, without the consent of the optionee or participant in the 2000 Plan, alter or impair any of the rights or obligations under any options or other rights theretofore granted such person under the 2000 Plan.

Change In Control

     In the event of a change in control, any outstanding options or SARs that have not yet vested shall vest effective as of such date, restrictions on Restricted Stock shall lapse, and participants who have previously been awarded performance awards shall earn no less than the participant would have earned if the performance period terminated as of such date.

     A Change in Control means (a) a change in any two year period in a majority of the Incumbent Directors of the Board of Directors of the Company as defined in the agreement, (b) with certain exceptions any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's outstanding Common Stock, (c) with certain exceptions, the consummation of the merger or consolidation of the Company with any other corporation, or (d) if a majority of the members of the Board of Directors in office immediately prior to a proposed transaction determine by written resolution that such proposed transaction, if taken, will be deemed a Change in Control and such proposed transaction is effected.

Federal Income Tax Effects

The federal income tax consequences applicable to the Company in connection with an Incentive Stock Option, Nonqualified Stock Option, SAR, restricted stock or performance award are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income with respect to a grant of restricted stock, stock options, SARs or performance awards, as follows:

     (a) Payments in respect of performance awards. Any cash and/or the fair-market value of any Common Stock received as payments in respect of performance awards under the 2000 Plan will constitute ordinary income to the employee in the year in which paid, and the Company will be entitled to a deduction in the same amount.

     (b) Incentive Stock Options. The grant of an Incentive Stock Option will not result in any immediate tax consequences to the Company or the optionee. An optionee will not realize taxable income, and the Company will not be entitled to any deduction, upon the timely exercise of an Incentive Stock Option, but the excess of the fair-market value of the Common Stock acquired over the option price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the Common Stock acquired within one year after its receipt (or within two years after the date the option was granted), gain or loss realized on the subsequent disposition of the Common Stock will be treated as long-term capital gain or loss and the Company will not be entitled to any deduction. If the optionee disposes of the Common Stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair-market value of the Common Stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the Company will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair-market value of the Common Stock on the date of exercise will be taxed to the optionee as capital gain.

     (c) Nonqualified Stock Options. The grant of a Nonqualified Stock Option will not result in any immediate tax consequences to the Company or the optionee. Upon the exercise of a Nonqualified Stock Option, the optionee will generally realize ordinary income. However, an employee who is subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934 with respect to the stock acquired will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the excess of the fair-market value of the Common Stock at the time of such lapse over the option price, unless the employee elects to be taxed on the date of exercise. The Company will be entitled to a deduction at the same time as, and equal in amount to, the income realized by the optionee.

     (d) Stock Appreciation Rights. Upon the excercise of any SAR, any cash received and the fair-market value on the date of excercise of any Common Stock received will constitute ordinary income to the grantee. The Company will be entitled to a deduction in the same amount and at the same time.

     (e) Restricted Stock. A recipient generally will not realize taxable income upon an award of restricted stock. However, a recipient who receives restricted stock, either as a grant or in payment of a performance award, will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair-market value of the Common Stock at the time of such lapse unless the recipient elects to realize ordinary income on the date of receipt of the Restricted Common Stock. At the time the recipient realizes ordinary income, the Company will be entitled to deduct the same amount as the ordinary income realized by the recipient.

     (f) Code Section 162(m). Payments or grants under the 2000 Plan are intended to qualify as "qualified performance-based compensation" under the Code and the applicable regulations.

Accounting

     During the period that SARs are outstanding, the Company will accrue as an expense the amount, if any, by which the fair-market value of the Common Stock exceeds the exercise price of any related option.

                              DIRECTOR INFORMATION

     The following information is furnished for each person who is nominated for election as a Director or who is continuing as an incumbent Director:

- Name, age, whether such person is a nominee for election ("Nominee") or an incumbent Director whose term does not expire at the 2000 Annual Meeting;

-    How long the individual has served as a Director of the Company;

-    The year in which the term is to expire;

-    Principal occupation and employment during the past five years; and

- The board of directors of other publicly owned companies on which the Director serves.


    NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS (FOR A TERM ENDING 2003)


[SYLVIA A. EARLE    SYLVIA A. EARLE, 64 - First became a Director in 1999. Chair
PHOTO]              of Deep Ocean Exploration and Research, Inc., since 1992 and
                    Explorer-in-Residence  for the National  Geographic  Society
                    since  1998;  Chair of the Sea Change  Trust,  a  non-profit scientific research organization, from 1993 to 1995.

[MARTIN C. JISCHKE  MARTIN C.  JISCHKE,  58 - First  became a Director  in 1993.
PHOTO]              President  of Iowa State  University  since 1991.  Director,
                    Bankers Trust Corporation.

[LEROY C. RICHIE    LEROY  C.  RICHIE,  58 - First  became a  Director  in 1998.
PHOTO]              Chairman  and Chief  Executive  Officer of  Capitol  Coating
                    Technologies,  Inc., since March 1999; President of Intrepid
                    World  Communications  from September 1998 to February 1999;
                    Vice  President  and General  Counsel for  Automotive  Legal
                    Affairs,  Chrysler  Corporation,  from  1990  through  1997.
                    Director, Infiniti, Inc.

         CONTINUING DIRECTORS (TERM EXPIRES AT THE 2001 ANNUAL MEETING)

[WILLIAM E.         WILLIAM E.  BRADFORD,  65 - First became a Director in 1999.
BRADFORD PHOTO]     Retired,  Chairman of the Board of  Halliburton  Company,  a
                    provider of energy and energy services, from 1998 to January
                    2000;  Chairman  and  Chief  Executive  Officer  of  Dresser
                    Industries,  Inc., now merged with Halliburton Company, from
                    1996 to 1998;  President  and  Chief  Operating  Officer  of
                    Dresser  Industries,  Inc.  from  1992  to  1995.  Director,
                    Ultramar/Diamond Shamrock, Inc.

[LUKE R. CORBETT    LUKE R.  CORBETT,  53 - First  became  a  Director  in 1995.
PHOT0]              Chairman  of the Board and Chief  Executive  Officer  of the
                    Company  since May 1999 and from  February  1997 to February
                    1999;  Chief  Executive  Officer from  February to May 1999;
                    President  and Chief  Operating  Officer  from 1995 to 1997;
                    Group Vice President from 1992 to 1995. Director, OGE Energy
                    Corp. and BOK Financial Corp.

[DAVID C.           DAVID C.  GENEVER-WATLING,  54 - First  became a Director in
GENEVER-WATLING     1999.   Managing  Director  of  SMG  Management  L.L.C.,  an
PHOTO]              investment  firm since 1997;  President and Chief  Executive
                    Officer of General  Electric  Industrial  and Power  Systems
                    from 1992 to 1995.

[WILLIAM C. MORRIS  WILLIAM C.  MORRIS,  61 - First  became a Director  in 1977.
PHOTO]              Chairman   of  the  Board  of  J.  &  W.   Seligman  &  Co.,
                    Incorporated;  Chairman  of  the  Board  of  Tri-Continental
                    Corporation;  and Chairman of the Boards of the companies in the  Seligman  family  of  investment  companies,  all since
                    December 1988. Chairman of the Board of Carbo Ceramics, Inc.
                    since 1987.

[FARAH M WALTERS    FARAH M.  WALTERS,  55 - First  became a  Director  in 1993.
PHOTO]              President   and  Chief   Executive   Officer  of  University
                    Hospitals  Health  System,   Cleveland,   Ohio  since  1992.
                    Director, LTV Corporation and Geon Company.


         CONTINUING DIRECTORS (TERM EXPIRES AT THE 2002 ANNUAL MEETING)

[TOM J. MCDANIEL    TOM J. McDANIEL,  61 - First became a Director in 1997. Vice
PHOTO]              Chairman of the Company  since  February  1997;  Senior Vice
                    President and  Corporate  Secretary of the Company from 1989
                    to  1997.  Director,   UMB  Financial  Corporation  and  UMB
                    Oklahoma Bank.

[JOHN J. MURPHY     JOHN J.  MURPHY,  68 - First  became  a  Director  in  1990.
PHOTO]              Managing  Director of SMG Management  L.L.C.,  an investment firm,  since January 1997;  Chairman of the Board of Dresser
                    Industries,  Inc., hydrocarbon energy products and services, from 1983 through  November 1996;  Chief  Executive  Officer from 1983 to 1995. Director,  Carbo Ceramics,  Inc.; PepsiCo
                    Inc.; W. R. Grace & Co.; and Shaw Industries, Ltd.

[MATTHEW R.         MATTHEW R.  SIMMONS,  56 - First  became a Director in 1999.
SIMMONS PHOTO]      President of Simmons & Company International,  a specialized investment  banking  firm that serves the  worldwide  energy service industry, since founding the company in 1974.

[IAN L.             IAN L. WHITE-THOMSON,  63 - First became a Director in 1999.
WHITE-THOMSON       Executive  Director of the Los Angeles Opera since  February
PHOTO]              2000;  Chairman of the Board of U.S. Borax, Inc., a provider of  borax  and  borate  products,  from  1996 to June  1999;
                    President  and Chief  Executive  Officer  from 1988 to 1999;
                    Chief  Executive  Officer Rio Tinto Borax Ltd.  from 1995 to
                    June 1999. Director, MG Plc.


     For additional information relating to directors and executive officers, see "Security Ownership" and "Executive Compensation and Other Compensation."

Board of Directors Meetings, Compensation and Committees

     During 1999 the Board held six meetings. Each director attended 75% or more of the aggregate number of meetings of the Board and the committees of the Board on which each such director served, except William E. Bradford, David C. Genever-Watling and Ian L. White-Thomson.

     Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and other members of management relative to matters of mutual interest and concern to the Company. Board members who are not employees of the Company are paid an annual fee of $30,000, and an additional fee of $1,000 for each Board meeting and committee meeting attended. Committee Chairs are paid an annual fee of $3,000. Subject to stockholder approval of the 2000 Plan, annual grants to each Board member of restricted stock and stock options will be made each year at the first regular meeting of the Board under the terms specified in the 2000 Plan as follows: (a) four hundred (400) shares of restricted common stock of Kerr-McGee Corporation; and (b) two thousand (2,000) options to purchase Kerr-McGee
Corporation common stock. Directors are reimbursed for travel expenses and lodging.

     Pursuant to the 2000 Plan of Deferred Compensation, any director who is not an employee of the Company may elect to defer any cash compensation until such person ceases to be a director, after which the deferred compensation, together with interest, will be paid in ten equal annual installments.

     Under the Stock Deferred Compensation Plan for Non-Employee Directors, a non-employee director may elect to defer compensation through the purchase of Common Stock on a year-by-year basis by notifying the Company on or before December 31, of the preceding year. The stock acquired in this nonqualified plan may not be distributed to the non-employee director until 185 days after the participant ceases being a director.

     The Board has established and currently maintains an Audit Committee, an Executive Compensation Committee, a Finance Committee, a Nominating Committee and a Public Responsibility Committee, as standing committees.

     The Company initially established the Audit Committee in November 1973. The Audit Committee continuously has been comprised of independent non-employee directors. The Company has also begun implementation of the necessary steps to ensure it complies with the rules promulgated by the Securities and Exchange Commission and New York Stock Exchange in response to the recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. The Audit Committee meets with the Company's independent public accountant to review plans for the annual audit and the results of that audit. The Audit Committee makes recommendations to the full Board regarding the selection of the Company's independent public accountant. The Audit Committee also meets with the Vice President of Internal Auditing to review the scope and results of the Company's internal auditing activities and assessment of the system of internal controls. The Audit Committee consists of five independent non-employee directors: David C. Genever-Watling (Chair), William E. Bradford, Martin C. Jischke, John J. Murphy and Leroy C. Richie. This committee met once during 1999.

     The Executive Compensation Committee reviews the salaries and incentive pay awards as recommended by the Chief Executive Officer for all officers of the Company and recommends to the full Board such changes as it may deem appropriate. The Executive Compensation Committee also administers the Annual Incentive Compensation Plan, the Long Term Incentive Plan, the Executive Deferred Compensation Plan and the Supplemental Executive Retirement Plan. The Executive Compensation Committee recommends but does not fix the cash compensation of the Chief Executive Officer. The cash compensation of the Chief Executive Officer is determined by the full Board. The Executive Compensation Committee consists of all 10 independent non-employee directors: William E. Bradford (Chair), Sylvia A. Earle, David C. Genever-Watling, Martin C. Jischke, William C. Morris, John J. Murphy, Leroy C. Richie, Matthew R. Simmons, Farah M. Walters and Ian L. White-Thomson. This committee met three times in 1999.

     The Finance Committee reviews the annual budget and other budget and financial matters, and makes recommendations to the full Board regarding budget and finance issues. The Finance Committee consists of five independent non-employee directors: John J. Murphy (Chair), William E. Bradford, William C. Morris, Matthew R. Simmons and Ian L. White-Thomson. This committee met once in 1999.

     The Nominating Committee recommends nominees to the Board of Directors. The Nominating Committee will consider recommendations for the position of director submitted by stockholders in writing in accordance with the Company's ByLaws, to the Corporate Secretary, Kerr-McGee Corporation, P.O. Box 25861, Oklahoma City, Oklahoma 73125. A stockholder desiring to make a nomination should contact the Corporate Secretary to obtain a copy of the ByLaws. See also Stockholder
Proposals on page 26. The Nominating Committee consists of five independent non-employee directors: William C. Morris (Chair), Sylvia A. Earle, David C. Genever-Watling, Matthew R. Simmons and Farah M. Walters. Luke R. Corbett serves as an ex-officio member. This committee did not meet in 1999.

     The Public Responsibility Committee reviews corporate governance and other related corporate issues to develop recommendations to the Board of Directors. The Public Responsibility Committee consists of five independent non-employee directors: Leroy C. Richie (Chair), Sylvia A. Earle, Martin C. Jischke, Farah M. Walters and Ian L. White-Thomson. Gregory F. Pilcher serves as an ex-officio member. This committee met once in 1999.

Security Ownership

     The following table sets forth the number of shares of Common Stock beneficially owned as of December 31, 1999 by each director and nominee, each of the executive officers named in the Summary Compensation Table and all directors and executive officers as a group, and the percentage represented by such shares of the total Common Stock outstanding on that date:


                                   Number  of  Shares
Name or Group                      Beneficially Owned           Percent of Class
--------------------------------------------------------------------------------

William E. Bradford................            10,463                   *
Luke R. Corbett....................           282,566 (2)
Sylvia A. Earle....................             4,554
David C. Genever-Watling...........             9,420
Martin C. Jischke..................             4,324 (1)
Tom J. McDaniel....................            87,957 (2)
William C. Morris..................            41,200
John J. Murphy.....................             1,709 (1)
Leroy C. Richie....................             2,323
Matthew R. Simmons.................             2,678
Farah M. Walters...................             4,836 (1)
Ian L. White-Thomson...............             7,678
Kenneth W. Crouch..................            36,267 (2)
John C. Linehan....................           136,829 (2)
William P. Woodward................            29,869 (2)

All directors and executive officers
as a group, including those named
above (3)..........................           856,258 (2)               *

* The percentage of shares beneficially owned by any director, nominee or executive officer, individually or cumulative does not exceed 1%.

(1) Includes shares held by the Stock Deferred Compensation Plan for Non-Employee Directors.
(2) Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of December 31, 1999: 247,000 shares for Mr. Corbett; 69,533 shares for Mr. McDaniel; 107,866 shares for Mr. Linehan; 28,999 shares for Mr. Crouch; 22,400 shares for Mr. Woodward and 635,192 shares
for  all  directors   and  executive  officers  as a group.
(3) In 1998, stock ownership guidelines were established for the Company's officers. See Page 24

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table includes individual compensation information on the Chief Executive Officer and the four other most highly paid executive officers for services rendered in all capacities for the fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                      Long Term Compensation Awards
                                                                      ----------------------------------
                                                                      No. of
                                           Annual Compensation        Securities
                                           -------------------        Underlying              All Other
Name and Principal Position         Year     Salary    Bonus          Options (1)       Compensation (2)
---------------------------         ----    --------  -------         -----------       ----------------

Luke R. Corbett,                    1999    $717,500        *              75,000                $43,050
Chairman of the                     1998     653,077  215,000              60,000                 39,185
Board and Chief                     1997     582,212  400,000              50,000                 34,933
Executive Officer

Tom J. McDaniel,                    1999     336,539        *              20,000                 20,192
Vice Chairman of                    1998     308,269   70,000              15,000                 18,496
the Board                           1997     293,077  150,000              16,000                 17,585

John C. Linehan,                    1999     323,269        *              20,000                 19,396
Executive Vice                      1998     308,269   70,000              15,000                 18,496
President and Chief                 1997     295,000  150,000              16,000                 17,700
Financial Officer

Kenneth W. Crouch,                  1999     293,077        *              17,500                 15,877
Senior Vice President,              1998     238,846   50,000              10,000                 14,331
Exploration & Production            1997     230,000  115,000               9,000                 13,800

William P. Woodward,                1999     291,923        *              17,500                 17,515
Senior Vice President,              1998     226,539   50,000              10,000                 13,592
Chemical                            1997     185,157  100,000               9,000                 11,109

* Bonus will be determined in May 2000. See "Report on Executive Compensation" on Page 22.


(1) The Company has never granted free-standing Stock Appreciation Rights ("SARs") and has not granted tandem SARs since January 1991.
(2) Consists entirely of 401(k) Company contributions pursuant to the Employee Stock Ownership Plan and amounts contributed under the nonqualified benefits restoration plan. Company contributions pursuant to the Employee Stock Ownership Plan for 1999 were $9,600 each to Messrs. Corbett, McDaniel, Linehan and Woodward. Mr. Crouch received $7,892. Amounts contributed under the nonqualified benefits restoration plan for 1999 on behalf of Messrs. Corbett, McDaniel, Linehan, Crouch and Woodward were:
    $33,450,  $10,592,  $9,796,  $7,985 and $7,915, respectively.   The  amounts
    contributed   by   the   Company   to  the  Kerr-McGee  Corporation Benefits
    Restoration Plan on behalf of such persons are identical to the amounts that would have been contributed pursuant to the Employee Stock Ownership Plan except for the Code limitations.

Stock Options

     The following table contains information concerning stock options granted during the fiscal year ended December 31, 1999 to the named executives officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    Percent
                       No. of       of Total
                       Securities   Options           Per                         Grant
                       Underlying   Granted to        Share                       Date
                       Options      Employees in      Exercise                    Present
Name                   Granted (1)  Fiscal Year 1999  Price     Expiration Date   Value(2)
-------------------    -----------  ----------------  --------  ---------------   --------
Luke R. Corbett            75,000        19.98%       $40.2188  January 12, 2009  $657,000
Tom J. McDaniel            20,000         5.31%        40.2188  January 12, 2009   175,200
John C. Linehan            20,000         5.31%        40.2188  January 12, 2009   175,200
Kenneth W. Crouch          17,500         4.64%        40.2188  January 12, 2009   153,300
William P. Woodward        17,500         4.64%        40.2188  January 12, 2009   153,300

(1) All stock options granted in 1999 were nonqualified stock options. The exercise price per option is 100% of the fair-market value of a share of Common Stock on the date of grant. No option expires more than ten years from the date of grant. At or after the grant of an option, the Executive Compensation Committee ("Committee") may, in its discretion, grant a participant a SAR. A SAR is only exercisable during the term of the associated option. No SARs were granted in 1999, nor have any been granted since 1991. Options may also provide that, upon a change in control, all options and any accompanying SARs held for more than six months shall become immediately exercisable in full. A change in control shall be deemed to have occurred if any person acquires 25% or more of the outstanding Common Stock, the stockholders approve a merger or consolidation of the Company with any other corporation, the stockholders approve a complete liquidation or disposition of all of the Company's assets, or a change in the majority of the Board of Directors, as described in the Plan, occurs within a period of 24 months.

(2) The present value was computed in accordance with the Black-Scholes option pricing model, with assumptions consistent with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as permitted by the rules of the Securities and Exchange Commission. Based on Black-Scholes, the value on January 12, 1999, was $8.76 per option. The Company believes, however, that it is not possible to accurately determine the value of options at the time of grant using any option pricing model, including Black-Scholes, since any valuation depends on numerous assumptions. The model assumes: (a) an expected option term of 5.8 years, (b) interest rate of 4.91%, which represents the U.S. Treasury Strip Rate at the date of grant with maturity corresponding to the expected option term, (c) volatility of 23.27% calculated using monthly stock prices for the 5.8 years prior to the date of the grant, and
(d) dividends at an average annual dividend yield of 3.14%.

Option/SAR Exercises and Holdings

     The following table sets forth information for the named executive officers with respect to options/SARs exercised during 1999 and the value of unexercised options/SARs held as of December 31, 1999.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                         Number of Securities            Value of Unexercised
                                                         Underlying Unexercised          In-the-Money
                                                         Options/SARs at                 Options/SARs
                           Shares                        December 31, 1999               at December 31, 1999 (1)
                           Acquired On       Value       ---------------------------     ------------------------------
Name                       Exercise (#)      Realized    Exercisable   Unexercisable     Exercisable      Unexercisable
-------------------        ------------      --------    -----------   -------------     -----------      -------------

Luke R. Corbett                   4,000       $39,625        185,333         131,667      $1,410,218         $1,727,338
Tom J. McDaniel                   -----         -----         52,533          35,334         437,244            459,061
John C. Linehan                  10,000        56,407         90,886          35,334         967,125            459,061
Kenneth W. Crouch                 -----         -----         16,833          27,167          53,593            396,796
William P. Woodward               -----         -----         13,234          27,167          27,019            396,796

(1) Options/SARs are "in-the-money" if the fair-market value of the Common Stock exceeds the exercise price. At December 31, 1999 the closing price of the Common Stock on the New York Stock Exchange was $62.00.

Retirement Plans

     The Company maintains retirement plans for all employees, including officers. The following table illustrates the pension benefits that may accrue to executive officers under the Company's retirement plan assuming various service periods. The table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit plan, as well as the nonqualified benefits restoration plan that provides benefits that would otherwise be denied participants by reason of certain Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                             RETIREMENT PLAN TABLE
Average Annual       15 Years    20 Years    25 Years     30 Years     35 Years
Compensation         Service     Service     Service      Service      Service
--------------      ---------   ---------   ---------    ---------    ---------
$  400,000          $  93,521   $124,694    $155,868     $187,041     $218,215
   600,000            141,521    188,694     235,868      283,041      330,215
   800,000            189,521    252,694     315,868      379,041      442,215
 1,000,000            237,521    316,694     395,868      475,041      554,215
 1,200,000            285,521    380,694     475,868      571,041      666,215

     Covered compensation under the retirement plans consists of salary and bonus as reflected in the Summary Compensation Table plus pretax Section 125 and 401(k) benefit contributions as reflected under All Other Compensation in the Summary Compensation Table, based on the highest 36 consecutive months over the previous 120 months prior to retirement. Amounts shown have been computed on a straight life annuity basis. Benefits payable under the qualified defined benefit plan are not subject to offset by Social Security benefits. As of December 31, 1999, Mr. Corbett had 14 years of credited service; Mr. McDaniel, 15; Mr. Linehan, 14; Mr. Crouch, 25; and Mr. Woodward, 27.

     Pursuant to the Company's Supplemental Executive Retirement Plan ("SERP"), certain key senior executives are eligible to receive supplemental retirement benefits. The SERP is a defined benefit plan and is administered by the Committee. Management recommends to the Committee employees for participation in the SERP, and the Committee then selects the participants. Eligible employees may receive benefits under the SERP upon retirement on or after age 52, subject to reduction in benefits prior to age 60. Benefits under the SERP equal a specified percentage of an eligible employee's final average monthly compensation at retirement in the form of a monthly income for life payable as an actuarially equivalent tax-equalized lump sum. Generally, the SERP benefit at retirement is calculated by determining (i) the eligible employee's final average monthly compensation multiplied by a percentage based on years of Company service minus (ii) the sum of the anticipated monthly amounts payable to the eligible employee as a primary Social Security benefit and monthly amounts payable under the Company's qualified and nonqualified defined benefit plans. The SERP provisions establish a benefit for employees who were participants before May 3, 1994, regardless of the years of Company service.

     The percentage of final average monthly compensation used to determine the SERP benefit ranges from 40% to 70%, with benefits depending on when the executive became a participant in the SERP, the age at which the employee retires and the reason for the retirement. As of December 31, 1999, the estimated lump sum SERP benefit payable upon retirement to the executive officers named in the Summary Compensation Table, assuming (i) retirement at age 60 (age 62 for Mr. McDaniel) and (ii) salaries are maintained at their current level, is: Mr. Corbett, $4,284,741; Mr. McDaniel, $2,876,590; Mr. Linehan, $3,133,797; Mr. Crouch, $856,717; and Mr. Woodward, $288,339.

Change in Control Arrangements

     Continuity Agreements between the Company and its executive officers and certain key employees, including Messrs. Corbett, McDaniel, Crouch and Woodward, provide certain benefits in the event of a qualifying termination that occurs in connection with a "change in control" of the Company.

     In the event of a qualifying termination of employment within two years after a change in control, such executive will be entitled to receive a lump sum cash payment equal to three times the executive's annual base salary, bonus and perquisites. In addition the executive will be entitled to any accrued but unpaid compensation and additional savings plan contributions for a three-year period plus the present value of lost pension benefits under the Company's qualified defined benefit pension plans after giving effect to five years of credit for age and service in the benefit calculation. The executive also will be entitled to the continuation of group insurance for up to three years, outplacement services, and acceleration of vesting of equity and equity-based awards (unless such acceleration would adversely affect pooling-of-interests accounting).

     If any payments and benefits made and provided to the executive causes the officer to be subject to an excise tax because the payment is a "parachute payment" (as defined in the Code), then the payment shall be grossed up to compensate the executive for any excise tax.

     A Change in Control means (a) a change in any two year period in a majority of the Incumbent Directors of the Board of the Company as defined in the agreement, (b) with certain exceptions, any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's outstanding Common Stock, (c) with certain exceptions, the consummation of the merger or consolidation of the Company with any other corporation, or (d) if a majority of the members of the Board of Directors in office immediately prior to a proposed transaction determine by written resolution that such proposed transaction, if taken, will be deemed a Change in Control and such proposed transaction is effected.

     The Company also has made provision under its Benefits Restoration Plan and the SERP for the crediting of additional years of age and service to certain executives, including those named in the Summary Compensation Table, whose employment is terminated under the circumstances described above following a change in control of the Company.

     The merger between the company and Oryx Energy Company constituted a "change of control" under predecessor change in control agreements that were in existence on the date of the merger. If, within three years of February 26, 1999, Messers. Corbett, McDaniel or Crouch's employment is terminated by the Company for any reason other than "cause" as defined, or by the officer for "good reason," such officer will be entitled to receive a maximum lump sum cash payment equal to three times the officer's annual base salary. If the payment made to the officer causes the officer to be subject to an excise tax because the payment is a "parachute payment" (as defined in the Code), then the payment shall be reduced to the extent necessary so that no portion thereof is subject to the excise tax, but only if such reduction increases the net after-tax benefit received by the officer. In addition, upon such termination, the officer will be entitled to receive amounts that such officer would otherwise have been entitled to receive under Kerr-McGee's Supplemental Executive Retirement Plan
(SERP) described more fully in the "Retirement Plans."

     In the event of such person's termination of employment within the three year period for one of the reasons described above, currently the payments under the agreements in effect on February 26, 1999 will be approximately $2,700,000 for Luke R. Corbett, $1,155,000 for Tom J. McDaniel and $1,200,000 for Kenneth
W. Crouch. Any such payments would be credited against any payments due under the Continuity Agreements described above.

REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee (the "Committee") is comprised of all of the independent non-employee directors, William E. Bradford, (Chair), Sylvia
A. Earle, David C. Genever-Watling,  Martin C. Jischke,  William C. Morris, John
J. Murphy, Leroy C. Richie, Matthew R. Simmons, Farah M. Walters and Ian L. White-Thomson, and is responsible for administering compensation programs that make it possible for the Company to attract and retain employees with the skills and attitudes necessary to provide the Company with a fully competitive and capable management.

     The Committee reviews the salaries and incentive pay awards as recommended by the Chief Executive Officer (the "CEO") for the officers of the Company and establishes the officers' compensation and the compensation of the CEO. Set forth below is the report on the Company's executive compensation policies for 1999 and how they affected the Company's CEO and the Company's other officers (including the four other highest paid officers).

     The Company seeks to provide fully competitive levels of total compensation for its key executives through a mix of base salaries, annual incentive pay, long term incentives and other benefits. The Committee believes that incentive or "at risk" compensation is a key ingredient in motivating executive performance to maximize stockholder value and align executive performance with company objectives. Total compensation is targeted to be competitive with a peer group of comparable energy and chemical companies, which includes companies constituting the S&P Domestic Integrated Oil Index referred to in the Performance Graph on page 26, as well as other comparable energy and chemical companies selected with the assistance of an independent consulting firm to be representative of the Company's size and business activities (the "Comparison Group"). Since the Company has a substantial amount of its business outside the United States, its compensation policies must also be internationally competitive and flexible. This both attracts and retains high quality management and facilitates global management.

Base Salaries

     In determining base salaries for officers, the Committee annually reviews current competitive market compensation data of the Comparison Group prepared by an independent consulting firm. Base salaries are typically targeted at the median of the salary level Comparison Group. The Committee's policy is to set officers' base salaries at or near the median of base salaries of the Comparison Group to enable the Company to be competitive and to attract and retain key executives. When salary increases are made, the Committee also takes into consideration the individual's performance based on the CEO's evaluation of the officer's performance, the Committee's evaluation of the CEO's performance and all officers' current and prior job related experience and tenure. No specific weight is assigned to any individual factor in determining salary increases.

Annual Incentive Compensation

     The Company's Annual Incentive Compensation Plan (the "AICP") provides an opportunity for officers to earn supplemental incentive compensation each year depending on the performance of the Company's operating divisions versus the performance of a peer Comparison Group. Performance thresholds established annually by the Committee must be achieved before payment of AICP awards.

     Under the AICP, an award target is established by the Committee annually for each executive officer, which in 1999 ranged from 35% of base salary up to 75% of base salary. The executive officer's individual target is based on the officer's level of responsibility and Comparison Group competitive data, which the Committee targets at the 50 percentile when determining an executive officer's award. An executive officer may receive up to 200% of the officer's award target if performance objectives are exceeded and the officer's performance excels. The amount of an officer's final award may be reduced or eliminated by the Committee based on the officer's individual performance.

     During 1999, the Company was successful in accomplishing several strategic and growth goals. On February 26, 1999, Kerr-McGee completed the largest transaction in its history, merging with Oryx Energy Company. The merger more than doubled the Company's oil and gas assets and created one of the largest independent nonintegrated oil and gas exploration and production companies based in the United States. The Company was successful in achieving the expected $100 million of annualized synergies from the transaction.

     The Company continued to expand its worldwide exploration and production activities. Total production increased nearly 9% to approximately 295,000 barrels of oil equivalent per day, aided in part by the company-operated Janice field in the North Sea that began production in February 1999, just 17 months after receiving development approval from the U.K. Department of Trade and Industry. The Company continued to build its exploratory prospect inventory and at year end 1999 held interests averaging about 55% in 40 million gross undeveloped acres. With about 230 blocks in water depth greater than 1,000 feet, Kerr-McGee is one of the largest leaseholders among independent exploration and production companies in the deep Gulf of Mexico.

     The Company's deepwater exploration activities are also expanding to large, highly prospective blocks in international basins, in water up to 10,000 feet deep. Including 1.3 million acres in the Gulf, the Company's worldwide deepwater inventory totaled approximately 17 million acres at year-end 1999, with interests averaging approximately 50%. In the North Sea, the Company acquired additional acreage surrounding the core Gryphon area in Quad 9. The Company also negotiated and signed a purchase agreement to acquire the North Sea assets of Repsol S. A. that further enhances this core area. Kerr-McGee closed the Repsol
S. A. transaction in January 2000.

     The Company replaced 117% of the 108 million barrels of oil equivalent produced in 1999. Discoveries and field extension in the North Sea and Indonesia accounted for much of the 126 million barrels of oil equivalent in proven reserves added in 1999. Finding and development cost, a key performance measure, was reduced to $4.88 per oil equivalent barrel in 1999. In addition, the Company has drilled six successful deepwater wells in the greater Boomvang/Nansen area and has announced an encouraging discovery in Bohai Bay, China.

     The Company continued to expand its world-class titanium dioxide pigment operations with completion of a 25% expansion of its flagship Hamilton, Mississippi facility to 188,000 tonnes of annual domestic production capacity. The Company accomplished the expansion on schedule and within budget.

     The Company implemented a cost reduction program at the Hamilton, Mississippi plant and achieved its goal of realizing cost savings totaling $100 per tonne by year end. The Company won market acceptance of a new universal grade of pigment and is currently trial testing an additional pigment grade. The impact of these activities resulted in record operating profit, excluding special items, of $128 million for the chemical division, up 11% from 1998.

     The Company reported 1999 net income before special items of $296 million and cash flow from operating activities of $713 million. Kerr-McGee's total return to shareholders was 68.7% in 1999, the highest among its peers in the oil industry.

Long Term Incentives

     With the consent of its stockholders, the Company has for many years approved the use of Company stock in the form of stock options and restricted stock awards to provide long-term incentive compensation for the Company's key executives. The Committee believes that stock compensation establishes a direct relationship between the compensation of executives and the interest of the stockholders and is an important retention tool for attracting and retaining key employees by rewarding management's performance based on objectively measured results.

     Stock ownership guidelines have been established for the Company's officers. The stock ownership goals are based on the value of the Company's stock and are expressed in a multiple of the officer's base salary. The Committee believes that stock ownership by the Company's officers is important and promotes commitment to the long-term success of Kerr-McGee. The Committee periodically reviews the guidelines and the officers' stock ownership.

     The aggregate value of stock options granted to each officer, including the CEO, is based on a percentage of the individual's salary. The percentage is set annually by the Committee after considering surveys and reports by an independent consulting firm as to competitive awards made within the Comparison Group, as well as the individual's level of responsibility and a subjective performance evaluation. In determining the number of options to be granted an officer, the Committee targets the 50th percentile of competitive data. In making the 1999 awards, the Committee also considered the amount and terms of prior awards. The number of stock options granted in 1999 to Mr. Corbett and the four other highest paid officers is set forth in the Option Grants Table.

     The Company's Long Term Incentive Plan was approved by stockholders in 1998 and the Committee expects that all income that may be received through the exercising of stock options granted in 1999 to officers will qualify as performance-based compensation as defined under Section 162(m) of the Code.

Compensation of the Chief Executive Officer

     The Chief Executive Officer's compensation is determined in accordance with the policies described above. In establishing Mr. Corbett's base salary, the Committee considers competitive salaries of CEOs for comparable energy and chemical companies within the Comparison Group as compiled by an independent consulting firm. Mr. Corbett's annual base salary was increased effective February 1999 to $725,000.

     Mr. Corbett's incentive compensation for 2000 will be determined through the AICP in May 2000. Additionally, the Committee will take into consideration several substantial accomplishments in 1999, with no specific weight assigned to any individual accomplishment. Consideration will be given to Mr. Corbett's significant role in negotiating and completing the Kerr-McGee/Oryx merger, which was the largest transaction in the Company's history, increasing the Company's worldwide exploration inventory, negotiating and signing a purchase agreement to acquire the North Sea assets of Repsol S.A., the excellent performance of the Company's world-class titanium dioxide pigment operations, and increasing the total return to stockholders.

     Under Mr. Corbett's leadership, the Company reported net income before special items of $296 million, cash flow from operating activities of $713 million and a total return to shareholders of 68.7%. Kerr-McGee's return on average equity (excluding merger-related costs) was 19 % in 1999 compared with a negative return in 1998. Mr. Corbett's role in these significant accomplishments will be considered for incentive compensation by the Committee in May 2000.

     The Committee believes that executive compensation for 1999 appropriately reflects its policy to align such compensation with overall business strategy, values and management initiatives and to ensure that the Company's goals and performance are consistent with the interests of its stockholders.

Federal Income Tax Deductibility

     Code Section 162(m) generally limits the corporate deduction on compensation paid to the Chief Executive Officer and the next four highest paid officers to $1 million during any fiscal year unless such compensation meets certain performance-based requirements. At the stockholders' meeting in May 1998, the Company's Annual Incentive Compensation Plan was approved by stockholders so that "performance-based" compensation generated through this plan would be considered exempt from the deduction limit.



Submitted by:

Executive Compensation Committee
William E. Bradford, Chairman
Sylvia A. Earle
David C. Genever-Watling
Martin C. Jischke
William C. Morris
John J. Murphy
Leroy C. Richie
Matthew R. Simmons
Farah M. Walters
Ian L. White-Thomson

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total return to stockholders on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the S&P Domestic Integrated Oil Index for the five-year period 1995 through 1999.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             KERR-McGEE CORPORATION
              S&P 500 INDEX AND S&P DOMESTIC INTEGRATED OIL INDEX

                                    [GRAPH]

                            CUMULATIVE TOTAL RETURN
         Based upon an initial investment of $100 on December 31, 1994 with dividend reinvested


                       Dec-94     Dec-95   Dec-96   Dec-97   Dec-98   Dec-99

Kerr-McGee Corp.         $100       $141     $165     $149      $93     $157
S&P 500                  $100       $138     $169     $226     $290     $351
S&P Oil Domestic
  Integrated Index       $100       $114     $144     $171     $139     $173


STOCKHOLDER PROPOSALS

     Stockholder proposals for the 2001 Annual Meeting must be received at the principal executive offices of the Company no later than November 27, 2000 to be considered for inclusion in the Proxy Statement and form of proxy relating to the Annual Meeting in 2001. For any other proposal that a shareholder wishes to have considered at the Annual Meeting in 2001, the Company must have received written notice of such proposal during the period beginning February 8, 2001 and ending February 28, 2001. Proposals which are not received by the dates specified will be considered untimely. In addition, proposals must comply with the ByLaws and the rules and regulations of the Securities and Exchange Commission.

EXPENSE OF SOLICITATION

     The cost of this proxy solicitation will be borne by the Company. To assist in the proxy solicitation, the Company has engaged Georgeson & Co. for a fee of $13,500 plus out-of-pocket expenses. The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners. Proxies may be solicited through the mail, Internet, telephonic or facsimile communications or meetings with stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation.

OWNERSHIP OF STOCK OF THE COMPANY

     To the best of the Company's knowledge, no person beneficially owned more than 5% of any class of the Company's outstanding voting securities at the close of business on March 10, 2000, except as set forth below:

                  Name and Address of                        Amount and Nature of      Percent
Title of Class    Beneficial Owner                           Beneficial Ownership*     of Class*
--------------    ----------------------------------------   ---------------------     ---------

Common Stock      AXA Group Entities                               5,501,733 (1)         6.4%

Common Stock      Capital Research and Management Company          6,695,200 (2)         7.7%
                  333 South Hope Street
                  Los Angeles, California  90071

Common Stock      Mellon Financial Corporation                     4,490,773 (3)         5.19%
                  One Mellon Center
                  Pittsburgh, Pennsylvania  15258

Common Stock      Morgan Stanley Dean Witter & Co.                 4,449,971 (4)         5.15%
                  1585 Broadway
                  New York, New York  10036

*Based on outstanding shares as of December 31, 1999 totaling 86,483,396.

(1) Refers to the following wholly or majority-owned subsidiaries of AXA ("AXA Group Entities"): Alliance Capital Management L.P., 1345 Avenue of the Americas, New York, New York 10105; The Equitable Life Assurance Society of the United States, 1290 Avenue of the Americas, New York, New York 10104; Donaldson, Lufkin & Jenrette, Inc. (and subsidiaries), 277 Park Avenue, New York, New York 10172; and Sun Life and Provincial Holdings plc (and subsidiaries), 107 Cheapside, London EC2V 6DU, United Kingdom. Based on a schedule 13G for the year ended December 31, 1999.

     (a) Sun Life and Provincial Holdings plc has sole power to vote and sole power to dispose of 526,800 shares, but does not hold any shares over which it has shared voting or shared disposition power.
     (b) Alliance Capital Management L.P. has sole power to vote 1,596,786 shares, sole power to dispose of 4,275,148 shares, and shared power to vote 2,598,153 shares, but holds no shares over which it has shared disposition power.
     (c) The Equitable Life Assurance Society of the United States has sole power to vote 651,995 shares, shared power to vote 43,900 shares, sole power to dispose of 695,895 shares, but holds no shares over which it has shared disposition power.

(2) Based on a Schedule 13G for the year ended December 31, 1999, the Capital Research and Management Company has sole power to dispose of 6,696,500 shares. Capital Research and Management Company reports that it holds no shares over which it has sole voting power or shared voting or shared disposition power.

(3) Based on a Schedule 13G for the year ended December 31, 1999, Mellon Financial Corporation has sole voting power of 2,322,557 shares, sole power to dispose over 4,233,078 shares, shared voting power of 94,514 shares, and shared disposition power of 145,030 shares.

(4) Based on a Schedule 13G for the year ended December 31, 1999, Morgan Stanley Dean Witter & Co. has shared voting power of 4,410,477 shares and shared disposition power over 4,449,971 shares. Morgan Stanley Dean Witter & Co. reports that it holds no shares over which it has sole voting power or sole disposition power.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and stockholders owning more than 10% are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on the information furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, all applicable Section 16(a) filing requirements were complied with except that Matthew R. Simmons and Jean
B. Wallace each made a late filing of a Form 4 to report one transaction.

OTHER MATTERS

     The Company does not know of any matters to be presented at the meeting other than those set out in the notice preceding this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the persons named on the enclosed proxy will vote said proxy therein at their discretion.



                           Gregory F. Pilcher
                           Secretary

                                   Exhibit A

              KERR-McGEE CORPORATION 2000 LONG TERM INCENTIVE PLAN
              ----------------------------------------------------

                                   Article I

                                    Purpose
                                    -------

     The purpose of the 2000 Kerr-McGee Corporation Long Term Incentive Plan (the "Plan") is to provide incentive opportunities for non-employee directors and key employees, and to align their personal financial interest with the Company's stockholders. The Plan includes provisions for stock options, stock and performance related awards.

                                   Article II

                                  Definitions
                                  -----------

(a) "Award" shall mean the award which a Performance Plan Participant is entitled to receive under the Performance Plan.

(b) "Board" shall mean the Board of Directors of the Company.

(c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d) "Company" shall mean Kerr-McGee Corporation and any successor corporation by merger or otherwise.

(e) "Committee" shall mean a committee of two (2) or more members of the Board appointed by the Board of Directors to administer the Plan pursuant to Article III herein.

(f) "Employee" shall mean any person employed by the Company, a Subsidiary or Limited Liability Company on a full-time salaried basis, including officers and employee directors thereof.

(g) "Fair Market Value" of Stock shall mean the average of the highest price and the lowest price at which Stock shall have been sold on the applicable date as reported in the Wall Street Journal as New York Stock Exchange Composite Transactions for that date. In the event that the applicable date is a date on which there were no such sales of Stock, the Fair Market Value of Stock on such date shall be the mean of the highest price and the lowest price at which Stock shall have been sold on the last trading day preceding such date.

(h) "Incentive Stock Option" or "ISO" shall mean an Option grant which meets or complies with the terms and conditions set forth in Section 422 of the Code and applicable regulations.

(i) "Indicators of Performance" shall mean the criteria used by the Committee to evaluate the Company's performance with respect to each Performance Period as described in Article IX, Section (b) of this Plan.

(j) "Limited Liability Company" or "LLC" shall mean any Limited Liability Company in which the Company or a Subsidiary owns fifty percent (50%) or more of the Limited Liability Company.

(k) "Non-Employee Director" shall mean any person duly elected a director of Kerr-McGee Corporation who is not an employee of the Company.

(l) "Option" or "Stock Option" shall mean a right granted under the Plan to an Optionee to purchase a stated number of shares of Stock at a stated exercise price.

(m) "Optionee" shall mean an Employee or Non-Employee Director who has received a Stock Option granted under the Plan.

(n) "Performance Period" shall mean a period established by the Committee of not less than one year, at the conclusion of which settlement will be made with a Performance Plan Participant with respect to the Award.

(o)  "Performance  Plan  Participant"   shall  mean  any  eligible  Employee  so
designated by the Committee.

(p) "Restricted Stock" shall mean Stock which is issued pursuant to Article VIII of the Plan.

(q) "Restriction Period" shall mean that period of time as determined by the Committee during which Restricted Stock is subject to such terms, conditions and restrictions as shall be assigned by the Committee.

(r) "Retirement" shall mean retirement as defined in a policy approved by the Company.

(s) "Stock" shall mean the common stock of the Company.

(t) "Stock Appreciation Right" or "SAR" shall mean a right granted in connection with an Option in accordance with Article VII of the Plan.

(u) "Subsidiary" shall mean any corporation (other than the Company) in which the Company, a Subsidiary or a Limited Liability Company of the Company owns fifty percent (50%) or more of the total combined voting power of all classes of stock.

(v) "Total Disability" and "Totally Disabled" shall normally have such meaning as that defined under the Company's group insurance plan covering total disability and determinations of Total Disability normally shall be made by the insurance company providing such coverage on the date on which the employee, whether or not eligible for benefits under such insurance plan, becomes Totally Disabled. In the absence of such insurance plan, the Committee shall make such determination.

                                  Article III

                                 Administration
                                 --------------

     Subject to such approvals and other authority as the Board may reserve to itself from time to time, the Committee shall, consistent with the provisions of the Plan, from time to time establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, and make such determinations under, and such interpretations of, and take such steps in connection with the Plan or the Options or SARs or the Restricted Stock Plan or the Performance Plan as it deems necessary or advisable.

     Each determination, interpretation, or other action made or taken pursuant to the Plan by the Committee and/or the Board shall be final and shall be binding and conclusive for all purposes and upon all persons.

                                   Article IV

                                  Eligibility
                                  -----------

     Those Employees who, in the judgment of the Committee, may contribute to the profitability and growth of the Company, and all Non-Employee Directors, shall be eligible to receive Options, SARs, grants of Restricted Stock and Awards under the Plan.

                                   Article V

                            Maximum Shares Available
                            ------------------------

     The Stock to be distributed under the Plan may be either authorized and unissued shares or issued shares of the Company, but grants of Restricted Stock shall be made in treasury shares. The maximum amount of Stock which may be issued under the Plan in satisfaction of exercised Options or SARs, issued as Restricted Stock or issued under the Long Term Performance Plan shall not exceed, in the aggregate, two million five hundred thousand (2,500,000) shares of which no more may be granted, as follows:

     (a) Restricted Stock to Employees                        450,000 shares

     (b) Stock Options and Restricted Stock to                300,000 shares
         Non-Employee Directors, but no more
         than 100,000 shares to Restricted Stock

     Stock subject to an Option which for any reason is cancelled or terminated without having been exercised, or Stock awarded as Restricted Stock which is forfeited, shall again be available for grants and Awards under the Plan. Stock not issued because the holder of any Option exercises the accompanying SAR shall not again be subject to award by the Committee.

                                   Article VI

                                 Stock Options
                                 -------------

(a)  Grant of Options.

     (i) The Committee may, at any time and from time to time prior to April 30, 2010, grant Options under the Plan to eligible Employees or Non-Employee Directors, for such numbers of shares and having such terms as the Committee shall designate, subject however, to the provisions of the Plan. The Committee will also determine the type of Option granted (e.g. ISO, nonstatutory, other statutory Options as from time to time may be permitted by the Code) or a combination of various types of Options. Options designated as ISOs shall comply with all the provisions of Section 422 of the Code and applicable regulations. The aggregate Fair Market Value (determined at the time the Option is granted) of Stock with respect to which ISOs are exercisable for the first time by an individual during a calendar year under all plans of the Company, any Subsidiary and any LLC shall not exceed $100,000. The date on which an Option shall be granted shall be the date of the Committee's authorization of such grant. Any individual at any one time and from time to time may hold more than one Option granted under the Plan or under any other Stock plan of the Company.

     (ii) Each Option shall be evidenced by a Stock Option Agreement in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve.

(b) Exercise Price. The price at which shares of Stock may be purchased under an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted.

(c) Option Period. The period during which an Option may be exercised shall be determined by the Committee; provided, that such period will not be longer than ten years from the date on which the Option is granted in the case of ISOs, and ten years and one day in the case of other Options. The date or dates on which installment portion(s) of an Option may be exercised during the term of an Option shall be determined by the Committee and may vary from Option to Option. The Committee may also determine to accelerate the time at which installment portion(s) of an outstanding Option may be exercised.

(d) Termination of Employment. An Option shall terminate and may no longer be exercised three months after the Optionee ceases to be an Employee for any reason other than Total Disability, death or Retirement. If an Optionee's employment is terminated by reason of Total Disability or Retirement the vesting provision will lapse and such Option may be exercised within the period, not to exceed four years following such termination, specified by the Committee in the instrument evidencing the Option. If the Optionee dies while in the employ of the Company, a Subsidiary or LLC, or within three months after the termination of such employment, the vesting provisions will lapse and such Option may, within the lesser of one year after the Optionee's death or the term of the option, be exercised by the legal representative of the Optionee's estate, or if it has been distributed as part of the estate, by the person or persons to whom the Optionee's rights under the Option shall pass by will or by the applicable laws of descent and distribution. In no event may an Option be exercised to any extent by anyone after the expiration or termination of the Option.

(e) Payment for Shares.

     (i) The exercise price of an Option shall be paid to the Company in full at the time of exercise at the election of the Optionee (1) in cash, (2) in shares of Stock having a Fair Market Value equal to the aggregate exercise price of the Option and satisfying such other requirements as may be imposed by the Committee, (3) in shares of Restricted Stock having a Fair Market Value equal to the aggregate exercise price of the Option and satisfying such other requirements as may be imposed by the Committee, (4) partly in cash and partly in such shares of Stock or Restricted Stock, (5) to the extent permitted by the Committee, through the withholding of shares of Stock (which would otherwise be delivered to the Optionee) with an aggregate Fair Market Value on the exercise date equal to the aggregate exercise price of the Option or (6) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price of the Option. The Committee may limit the extent to which shares of Stock or shares of Restricted Stock may be used in exercising Options. No Optionee shall have any rights to dividends or other rights of a stockholder with respect to shares of Stock subject to an Option until the Optionee has given written notice of exercise of the Option, paid in full for such shares of Stock and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

    (ii) If shares of Restricted Stock are used to pay the exercise price of an Option, an equal number of shares of Stock delivered to the Optionee upon exercise of an Option, shall be subject to the same restrictions for the remainder of the Restriction Period.

(f) Annual Maximum Performance. Options granted to any one Optionee may not exceed one hundred fifty thousand (150,000) shares of stock per calendar year.

                                  Article VII

                           Stock Appreciation Rights
                           -------------------------

(a) Grant. The Committee may affix SARs to an Option, either at the time of its initial granting to the Optionee or at a later date. The addition of such SARs must be accomplished prior to the completion of the period during which the Option may be exercised and such exercise period may not be extended beyond that which was initially established. The Committee may establish SAR terms and conditions at the time such SAR is established.

(b)  Exercise.

     (i) A SAR shall be exercisable at such time as may be determined by the Committee and a SAR shall be exercisable only to the extent that the related Option could be exercised. Upon the exercise of a SAR, that portion of the Option underlying the SAR will be considered as having been surrendered. A SAR shall be automatically exercised at the end of the last business day prior to the stated expiration date of the unexercised portion of the related Option if on such date the Fair Market Value of Stock exceeds the Option exercise price per share.

     (ii)The Committee may impose any other conditions upon the exercise of a SAR, consistent with the Plan, which it deems appropriate. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.

     (iii) Upon the exercise of a SAR, the Company shall give to an Optionee an amount (less any applicable withholding taxes) equivalent to the excess of the Fair Market Value of the shares of Stock for which the right is exercised on the date of such exercise over the exercise price of such shares under the related Option. Such amount shall be paid to the Optionee either in cash or in shares of Stock or both as the Committee shall determine. Such determination may be made at the time of the granting of the SAR and may be changed at any time thereafter. No fractional shares of Stock shall be issued and the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.

(c) Expiration or Termination.

     (i) Subject to (c)(ii), each SAR and all rights and obligations thereunder shall expire on a date to be determined by the Committee.

     (ii)A SAR shall terminate and may no longer be exercised upon the exercise, termination or expiration of the related Option.

                                  Article VIII

                             Restricted Stock Plan
                             ---------------------

(a) At the time of making a grant of Restricted Stock or making payment of an Award in Restricted Stock to an Employee or Non-Employee Director, the Committee shall establish a Restriction Period and assign such terms, conditions and other restrictions to the Restricted Stock as it shall determine applicable to the Restricted Stock to be issued in settlement of such grant or Award.

(b) Restricted Stock will be represented by a Stock certificate registered in the name of the Restricted Stock recipient. Such certificate, accompanied by a separate duly endorsed stock power, shall be deposited with the Company. The recipient shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and all other stockholder's rights, with the exception that (i) the recipient will not be entitled to delivery of the Stock certificate during the Restriction Period,
(ii) the Company will retain custody of the Restricted Stock during the Restriction Period and (iii) a breach of the terms and conditions established by the Committee pursuant to the Award will cause a forfeiture of the Restricted Stock. Subject to Article VI, Section (e), Restricted Stock may be used to exercise Options. The Committee may, in addition, prescribe additional restrictions, terms and conditions upon or to the Restricted Stock.

     (i) Termination of Employment. The Committee may establish such rules concerning the termination of employment of a recipient of Restricted Stock prior to the expiration of the applicable Restriction Period as it may deem appropriate from time to time.

     (ii)Restricted Stock Agreement. Each grant of, or payment of an Award in, Restricted Stock shall be evidenced by a Restricted Stock Agreement in such form and containing such terms and conditions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

(c) The Committee shall not grant Restricted Stock in excess of four hundred fifty thousand (450,000) shares of Stock during the term of this Agreement.

                                   Article IX

                                Performance Plan
                                ----------------

(a) Administrative Procedure. The Committee shall designate Employees as Performance Participants to become eligible to receive Awards under the plan and shall establish Performance Periods under the Performance Plan.

(b) Indicators of Performance. The Committee shall establish Indicators of Performance applicable to the Performance Period. Indicators of Performance are utilized to determine amount and timing of Awards, and may vary between Performance Periods. Indicators of Performance may include, but shall not be limited to, various financial and operating measures, and may be based on the Company's performance compared to one or more selected companies during the same Performance Period or may be related solely to the Company's performance during the Performance Period, or a combination of such indicators. The Committee may take into consideration, and make appropriate adjustments for, events occurring during the Performance Period which the Committee concludes have affected the performance of the Company or any selected company with respect to any of the Indicators of Performance.

(c) Award Adjustment. Subject to the terms of the Plan, the Committee may make adjustments in Awards to Performance Plan Participants.

(d) Performance Awards. Awards may be in the form of performance shares, which are units valued by reference to shares of stock or performance units, which are units valued by reference to financial measures or property other than stock and shall be subject to such terms and conditions and other restrictions as the Committee shall assign. At the time of making grants of Awards, the Committee shall establish such terms and conditions as it shall determine applicable to such Awards. Awards may be paid out in cash, Stock, Restricted Stock, other property or combination thereof. Recipients of Awards are not required to provide consideration other than the rendering of service.

(e) Partial Performance Period Participation. The Committee shall determine the extent to which an Employee shall participate in a partial Performance Period because of becoming eligible to be a Performance Plan Participant after the beginning of such Performance Period.

                                   Article X

                        Adjustment Upon Changes In Stock
                        --------------------------------

     The number of shares of Stock which may be issued pursuant to this Plan, the number of shares covered by each outstanding Option, the Option exercise price per share, the number of shares granted as Restricted Stock, and the number of shares representing a Performance Plan Participant's Award under the Performance Plan, shall be adjusted proportionately, and any other appropriate adjustments shall be made, for any increase or decrease in the total number of issued and outstanding Stock (or change in kind) resulting from any change in the Stock or Options through a merger, consolidation, reorganization, recapitalization, subdivision or consolidation of shares or other capital adjustment or the payment of a Stock Dividend or other increase or decrease (or change in kind) in such shares. In the event of any such adjustment, fractional shares shall be eliminated. Appropriate adjustment shall also be made by the Committee in the terms of SARs to reflect the foregoing changes.

                                   Article XI

                               Change In Control
                               -----------------

Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control:

(i) If during a Restriction Period(s) applicable to Restricted Stock issued under the Plan, all restrictions imposed hereunder on such Restricted Stock shall lapse effective the date of the Change in Control;

(ii) If during a Performance Period(s) applicable to an Award granted under the Plan, a Participant shall earn no less than the number of performance shares or performance units which the participant would have earned if the Performance Period(s) had terminated as of the date of the Change in Control; or

(iii) Any outstanding Options or SARs that are not exercisable shall become exercisable effective as of the date of a Change in Control. If an Optionee's employment is terminated within 24 months of the effective date of a Change in Control, to the extent that any Option was exercisable at the time of the Optionee's termination of employment, such Option may be exercised within four years following the date of termination of employment.

     For purposes of the Plan, a "Change in Control" shall be deemed to have occurred if:

(a) Any person ("Person") as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities (other than indirectly as a result of the Company's redemption of its securities); or

(b) The consummation of any merger or other business combination of the Company, sale of 50% or more of the Company's assets, liquidation or dissolution of the Company or combination of the foregoing transactions (the "Transaction(s)") other than a Transaction immediately following which the shareholder of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or successor to the Company's assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(c) Within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control); or

(d) A majority of the members of the Board of Directors in office immediately prior to a proposed Transaction determine by a written resolution that such proposed Transaction, if taken, will be deemed a Change in Control and such proposed Transaction is consummated.

                                  Article XII

                                 Miscellaneous
                                 -------------

(a) Except as otherwise required by law, no action taken under the Plan shall be taken into account in determining any benefits under any pension, retirement, thrift, profit sharing, group insurance or other benefit plan maintained by the Company or any Subsidiaries, unless such other plan specifically provides for such inclusion.

(b) Employees may elect to defer the gain from any award under this Plan under the terms and conditions of the Kerr-McGee Corporation Executive Deferred Compensation Plan.

(c) Except as provided in Section (d) of this Article XII, no Option or SAR, grant of Restricted Stock or Award under this Plan shall be transferable other than by will or the laws of descent and distribution. Any Option or SAR shall be exercisable (i) during the lifetime of an Optionee, only by the Optionee or, to the extent permitted by the Code, by an appointed guardian or legal representative of the Optionee, and (ii) after death of the Optionee, only by the Optionee's legal representative or by the person who acquired the right to exercise such Option or SAR by bequest or inheritance or by reason of the death of the Optionee.

(d) The Committee may, in its discretion, authorize all or a portion of the Options to be granted to an Optionee to be on terms which permit transfer by such Optionee to an immediate family member of the Optionee who acquires the options from the Optionee through a gift or a domestic relations order. For purposes of this Section (d), "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, trusts for the exclusive benefit of these persons and any other entity owned solely by these persons, provided that the Stock Option Agreement pursuant to which such Options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section and provided further that subsequent transfers of transferred options shall be prohibited except those in accordance with Section (c) of this Article XII. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment of Section (d) of Article VI hereof shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the Transferee only to the extent and for the periods specified in Section (d) of
Article VI.

(e) The Company shall have the right to withhold from any settlement hereunder any federal, state, or local taxes required by law to be withheld, or require payment in the amount of such withholding. If settlement hereunder is in the form of Stock, such withholding may be satisfied by the withholding of shares of Stock by the Company, unless the Optionee shall pay to the Company an amount sufficient to cover the amount of taxes required to be withheld, and such withholding of shares does not violate any applicable laws, rules or regulations of federal, state or local authorities.

(f) Transfer of employment between the Company, a Subsidiary or Limited Liability Company, or between Limited Liability Companies and Subsidiaries shall not constitute termination of employment for the purpose of the Plan. Whether any leave of absence shall constitute termination of employment for the purposes of the Plan shall be determined in each case by the Committee.

(g) All administrative expenses associated with the administration of the Plan shall be borne by the Company.

(h) The titles and headings of the articles in this Plan are for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i) No grant or Award to an employee under the Plan or any provisions thereof shall constitute any agreement for or guarantee of continued employment by the Company and no grant or Award to a Non-Employee Director shall constitute any agreement for or guarantee of continuing as a Non-Employee Director.

(j) The Committee shall have such duties and powers as may be necessary to discharge its responsibilities under this Plan, including, but not limited to, the ability to construe and interpret the Plan and resolve any ambiguities with respect to any of the terms and provisions hereof as written and as applied to the operation of the Plan.

                                  Article XIII

                           Amendment And Termination
                           -------------------------

     The Board may at any time terminate or amend this Plan in such respect as it shall deem advisable, provided, the Board may not, without further approval of the stockholders of the Company, amend the Plan so as to (i) increase the number of shares of Stock which may be issued under the Plan, except as provided for in Article X, or change Plan provisions relating to establishment of the exercise prices under Options granted, (ii) extend the duration of the Plan beyond the date approved by the stockholders or (iii) increase the maximum dollar amount of ISOs which an individual Optionee may exercise during any calendar year beyond that permitted in the Code and applicable rules and regulations of the U.S. Treasury Department. No amendment or termination of the Plan shall, without the consent of the Optionee or Plan participant, alter or impair any of the rights or obligations under any Options or other rights theretofore granted such person under the Plan.

                                  Article XIV

                              Duration Of The Plan
                              --------------------

     The effective date of this Plan shall be May 1, 2000. If not sooner terminated by the Board, this Plan shall terminate on April 30, 2010, but Options and other rights theretofore granted and any Restriction Period may extend beyond that date and the terms of the Plan shall continue to apply.



                                 March 27, 2000




To:      Participants In The Kerr-McGee Corporation
         SAVINGS INVESTMENT PLAN and/or the
         EMPLOYEE STOCK OWNERSHIP PLAN Dated September 12, 1989:

As a participant in the Kerr-McGee Corporation Savings Investment Plan ("SIP") and/or the Kerr-McGee Corporation Employee Stock Ownership Plan dated September 12, 1989 ("ESOP"), you owned shares of Common Stock of the Company on March 10, 2000, the record date for stockholders entitled to vote at the annual stockholders' meeting to be held on May 9, 2000. This stock is held in trust by Putnam Fiduciary Trust Company, as Trustee for the SIP and State Street Bank and Trust Company, as Trustee for the ESOP.

Each plan provides that the shares of Common Stock of the Company which have been allocated to your account will be voted by the Trustees in accordance with your instructions. Both the SIP and ESOP provide that shares allocated to participants for which no Voting Instructions are received shall be voted by the Trustees in the same proportion as those allocated shares for which instructions are received. The ESOP also provides that shares which have not yet been allocated (approximately 700,000 shares) shall also be voted by the Trustees in the same proportion as those allocated shares for which instructions are received.

Your vote is important and you are urged to vote promptly! If the Trustees do not receive Voting Instructions from you, the shares in both plans for which no instructions are received and the unallocated shares in the ESOP will be voted in the same proportion as the total shares for which instructions are received by the Trustees.

Enclosed for your information and use are the following:

1. Notice of the Annual Meeting and Proxy Statement. (Since your shares will be voted through the Trustees, the enclosed Voting Instructions replace the Proxy referred to in the Proxy Statement.)

2. Voting Instructions to the Trustee for each plan for your use in directing the Trustees to vote your shares.

3. A postage-paid, self-addressed envelope for your use in returning your Voting Instructions to UMB BANK N.A. which will tabulate the Voting Instructions for each Trustee.

                                               Very truly yours,

                                               KERR-McGEE CORPORATION
                                               BENEFITS COMMITTEE


                                               By:______________________
                                                  John M. Rauh, Chairman




         VOTING INSTRUCTIONS!!!             VOTING INSTRUCTIONS!!!


If you vote the shares of Common Stock you hold in the SIP and ESOP in the same manner, you may vote these shares through the Internet or by Telephone, as follows:


                                VOTE BY INTERNET

Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Visit our Internet Voting site at http://www.umb.com/proxy and follow the instructions on the screen.

Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, May 8, 2000.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned your Voting Instructions.

If you vote by Internet, please do not return your Voting Instructions by mail.



                                VOTE BY TELEPHONE

Your Telephone vote is quick, easy and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone Telephone, call Toll Free 1-800-758-6973 and follow the instructions for voting a proxy.
3. When instructed, enter the Control Number, which is located in the lower right hand corner on the reverse side of the Voting Instructions to the Trustees.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned your Voting Instructions.

If you vote by telephone, please do not return your Voting Instructions by mail.


                                  VOTE BY MAIL

To vote by mail, complete, sign and date the Voting Instructions and return it TODAY in the envelope provided herein.



                       VOTING INSTRUCTIONS TO THE TRUSTEES
                       -----------------------------------

                       For Annual Stockholders' Meeting Of
                             Kerr-McGee Corporation
                            To Be Held On May 9, 2000

    Putnam Fiduciary Trust Company, Trustee   State Street Bank and Trust
    Kerr-McGee Corporation                    Company, Trustee
    Savings Investment Plan                   Kerr-McGee Corporation
    859 Willard Street                        Employee Stock Ownership Plan
    Quincy, Massachusetts 02269-9110          P. O. Box 1994
                                              Boston, Massachusetts 02101


I hereby direct that all my shares of Kerr-McGee Corporation Common Stock ("Common Stock"), the voting of which I am entitled to direct pursuant to the Kerr-McGee Corporation Savings Investment Plan ("SIP") and the Kerr-McGee Corporation Employee Stock Ownership Plan ("ESOP"), be voted by Putnam Fiduciary Trust Company (as Trustee of the SIP) and State Street Bank and Trust Company (as Trustee of the ESOP) at the Annual Meeting Of Stockholders on May 9, 2000.

        THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ITEMS 1, 2 and 3

                                  SIP                      ESOP

1.   ELECTION OF DIRECTORS:       _____ FOR                _____ FOR
     (01) Sylvia A. Earle;        _____ WITHHOLD           _____ WITHHOLD
     (02) Martin C. Jischke; and  _____ WITHHOLD for the   _____WITHHOLD for the
     (03) Leroy C. Richie         following only, write    following only, write
                                  name(s)                  name(s)
                                  _____________________    _____________________
                                  _____________________    _____________________

2.   Ratify the appointment of Arthur     _____ FOR     _____ FOR
     Andersen LLP as the Company's        _____ AGAINST _____ AGAINST
     independent public accountant.       _____ ABSTAIN _____ ABSTAIN

3.   Approve the 2000 Long Term           _____ FOR     _____ FOR
     Incentive Plan                       _____ AGAINST _____ AGAINST
                                          _____ ABSTAIN _____ ABSTAIN

The Trustees are authorized to grant the Proxies authority to vote in their discretion upon such other business as may properly come before the meeting.

Because the SIP and ESOP are separate plans, you are entitled to vote separately the shares of Kerr-McGee Corporation Common Stock you hold in each Plan.

Please sign below. The Trustee will vote your shares as you direct. If you sign below, but do not give any instructions or give partial instructions with respect to either the SIP or the ESOP, the Trustee for the Plan will vote FOR Items 1, 2 and 3. Please sign exactly as your name appears in the address.

If you do not return voting instructions to the Trustees, the shares for which no instructions are received will be voted in the same proportion by each Trustee as the total shares for which instructions are received by such Trustee.


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Signature of Participant       Social Security Number        Date